Exhibit 10(iii)
This document contains your 2011 Stock Units Award Agreement.
What you need to do
1.	Review the Award Agreement to ensure you understand its provisions. With each award you receive, provisions of your Award Agreement may change so it is important to review your Award Agreement.

2.	Print the Award Agreement and file it with your important papers.

3.	Designate your beneficiary on the Benefits OnLine® Beneficiary tab.
2011 STOCK UNITS AWARD AGREEMENT

Granted To:

Grant Date:

Grant Type:

Number Granted:

Note: The number of Stock Units is based on a “divisor price” of $14.58, which is the ten-day average closing price of Bank of America Corporation common stock for the ten business days immediately preceding and including February 15, 2011.
This 2011 Stock Units Award Agreement and all Exhibits hereto (the “Agreement”) is made between Bank of America Corporation, a Delaware corporation (“Bank of America”), and you, an associate of Bank of America or one of its Subsidiaries.
The 2011 Stock Unit Award covered by this Agreement (the “Award”) is being granted to you, subject to the following terms and provisions.
1. Subject to the terms and conditions of this Agreement, Bank of America awards to you the number of Stock Units shown above. Each Stock Unit shall have a value equal to the Fair Market Value of one (1) share of Bank of America common stock.
2. You acknowledge having read and agree to be bound by all the terms and conditions of this Agreement. Capitalized terms not otherwise defined herein shall have the meanings given to such terms on the enclosed Exhibit A.
3. The Stock Units covered by this Award shall become earned and payable to you on the dates shown on the enclosed Exhibit A, subject to the conditions set forth on the enclosed Exhibit A, to the extent applicable.

4. If a cash dividend is paid with respect to Bank of America common stock, you shall not receive any dividend equivalents, additional full or fractional Stock Units or other cash payments with respect to such cash dividends.
5. You may designate a beneficiary to receive payment of the Award in the event of your death while in service with Bank of America or its Subsidiaries in accordance with Bank of America’s beneficiary designation procedures, as in effect from time to time. If you do not designate a beneficiary or if your designated beneficiary does not survive you, then your beneficiary will be your estate.
6. Bank of America may, in its sole discretion, decide to deliver any documents related to this Award by electronic means or request your consent to participate in the Award by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Award through an on-line or electronic system established and maintained by Bank of America or a third party designated by Bank of America.
Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Bank of America may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of Bank of America from time to time, or at such other electronic mail or postal address as you, by notice to Bank of America, may designate in writing from time to time.
7. You agree that the Award covered by this Agreement is subject to the Incentive Compensation Recoupment Policy set forth in the Bank of America Corporate Governance Guidelines. To the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that you have engaged in Detrimental Conduct or engaged in any hedging or derivative transactions involving Bank of America common stock in violation of the Bank of America Corporation Code of Ethics that would undermine the performance incentives created by the Award, Bank of America will be entitled to recover from you in its sole discretion some or all of the cash paid to you pursuant to this Agreement. You recognize that if you engage in Detrimental Conduct or any hedging or derivative transactions involving Bank of America common stock, the losses to Bank of America and/or its Subsidiaries may amount to the full value of any cash paid to you pursuant to this Agreement. In addition, the Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by Bank of America to implement such requirements, all to the extent determined by Bank of America in its discretion to be applicable to you.
8. Regardless of any action Bank of America or your employer takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and may exceed the amount actually withheld by Bank of America or your employer. You further acknowledge that Bank of America and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of Stock Units, including the grant and vesting of the Stock Units or payout of the Award; and (ii) do not commit to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate your liability for Tax-Related Items. Further, if you have become subject to the Tax-Related Items in connection with the Award in more than one jurisdiction, you acknowledge that Bank of America or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In the event Bank of America determines that it and/or your employer must withhold any Tax-Related Items as a result of your Award, you agree as a condition of the grant of the Stock Units to make arrangements satisfactory to Bank of America and/or your employer to enable it to satisfy all withholding requirements, including, but not limited to, withholding any applicable Tax-Related Items from the pay-out of the Stock Units. In addition, you authorize Bank of America and/or your employer to fulfill its withholding obligations by all legal means, including, but not limited to, withholding Tax-Related Items from your wages, salary or other cash compensation your employer pays to you. Bank of America may refuse to pay any earned Stock Units if you fail to comply with any withholding obligation.
9. The validity, construction and effect of this Agreement are governed by, and subject to, the laws of the State of Delaware and the laws of the United States. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of North Carolina and agree that such litigation shall be conducted solely in the courts of Mecklenburg County, North Carolina or the federal courts for the United States for the Western District of North Carolina, where this grant is made and/or to be performed, and no other courts.
10. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and Bank of America regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may only be amended by a written instrument signed by both parties.
11. This Agreement is intended to comply with Section 409A of the Internal Revenue Code to the extent applicable. Notwithstanding any provision of the Agreement to the contrary, the Agreement shall be interpreted, operated and administered consistent with this intent.
12. If you move to any other country during the term of your Award, additional terms and conditions may apply to your Award. Bank of America reserves the right to impose other requirements on the Award to the extent Bank of America determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Award and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
13. Nothing in this Agreement shall interfere with or limit in any way the right of Bank of America to terminate your employment at any time, nor confer upon you any right to continue in the employment of Bank of America or its Subsidiaries. For purposes of this Agreement, a transfer of your employment between Bank of America and a Subsidiary of Bank of America, or between Subsidiaries, shall not be deemed to be a termination of employment.
14. Bank of America may at any time and from time to time alter, amend, suspend or terminate this Agreement in whole or in part. No termination, amendment or modification of this Agreement shall adversely affect in any material way your rights with respect to the Award, without your written consent.
15. Your rights and interests under this Agreement may not be assigned or transferred. To the extent that you acquire a right to receive payments from Bank of America under this Agreement, such right shall be no greater than the right of any unsecured general creditor of Bank of America. Nothing contained in this Agreement shall be deemed to create a trust of any kind or any fiduciary relationship between you and Bank of America. This Agreement shall be binding on Bank of America and any successor in interest of Bank of America.
16. The Award shall be equitably adjusted as determined by Bank of America in the event of any stock dividend, stock split or similar change in the capitalization of Bank of America.

Exhibit A
Bank of America Corporation
Stock Unit Award
PAYMENT OF AWARD
     (a) PAYMENT SCHEDULE. Subject to the provisions of paragraphs (b) and (c) below, the Stock Units shall be earned and payable if you remain employed with Bank of America and its Subsidiaries through each of the payment dates as follows: one twelfth (1/12th) of the total Stock Units granted for 2010 shall be payable on the fifteenth (15th) day of each month during the twelve (12)-month period beginning in March 2011 and ending in February 2012 (each, a “Payment Date”).
     Payment shall be made as soon as administratively practicable, generally within 30 days after each applicable Payment Date.
     (b) IMPACT OF TERMINATION OF EMPLOYMENT ON PAYMENT OF AWARD. If your employment with Bank of America and its Subsidiaries terminates prior to any of the above Payment Date(s), then any portion of the Award that has not yet become earned and payable shall become earned and payable or be canceled depending on the reason for termination as follows.
          (i) Death or Disability. Any unearned portion of the Award shall become immediately earned and payable as of the date of your termination of employment if your termination is due to death or Disability. Payment will be made as soon as administratively practicable, generally within 30 days after notification of termination from the payroll system.
          (ii) All Other Terminations. In the case of All Other Terminations, any portion of the Award that that was not already earned and payable pursuant to paragraph (a) above as of the date of termination of employment shall be cancelled as of that date.
     (c) COVENANTS.
          (i) Detrimental Conduct. You agree that during any period in which the Award remains payable, you will not engage in Detrimental Conduct.
          (ii) Hedging or Derivative Transactions. You agree that during any period in which the Award remains payable, you will not engage in any hedging or derivative transactions involving Bank of America common stock in violation of the Bank of America Corporation Code of Ethics that would undermine the performance incentives created by the Award.
          (iii) Remedies. Payment of the Award in accordance with the schedule set forth in paragraph (a) above is specifically conditioned on the requirement that, at all times prior to each Payment Date, you do not engage in Detrimental Conduct or hedging or derivative transactions involving Bank of America common stock, as described in paragraphs (c)(i) and

(ii) during such period. If Bank of America determines in its reasonable business judgment that you have failed to satisfy the foregoing requirements, then any portion of the Award that has not yet been paid as of the date of such determination shall be immediately cancelled as of the date of such determination.
     (d) FORM OF PAYMENT. Payment of Stock Units shall be made in the form of cash for each Stock Unit that is payable. The amount of the payment that you will receive with respect to the Award shall be determined by multiplying the number of Stock Units by the Fair Market Value of one (1) share of Bank of America common stock on the Payment Date.
     (e) DEFINITIONS. For purposes hereof, the following terms shall have the following meanings.
          All Other Terminations means any termination of your employment with Bank of America and its Subsidiaries, whether initiated by you or your employer, other than a termination due to your death or Disability.
          Cause shall be defined as that term is defined in your offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means a termination of your employment with Bank of America and its Subsidiaries if it occurs in conjunction with a determination by your employer that you have (i) committed an act of fraud or dishonesty in the course of your employment; (ii) been convicted of (or plead no contest with respect to) a crime constituting a felony or a crime of comparable magnitude under applicable law (as determined by Bank of America in its sole discretion); (iii) committed an act or omission which causes you or Bank of America or its Subsidiaries to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which Bank of America or its Subsidiaries is a member, including statutory disqualification; (iv) failed to perform your job function(s), which Bank of America views as being material to your position and the overall business of Bank of America and its Subsidiaries under circumstances where such failure is detrimental to Bank of America or any Subsidiary; (v) materially breached any written policy applicable to associates of Bank of America and its Subsidiaries including, but not limited to, the Bank of America Corporation Code of Ethics and General Policy on Insider Trading; or (vi) made an unauthorized disclosure of any confidential or proprietary information of Bank of America or its Subsidiaries or have committed any other material violation of Bank of America’s written policy regarding Confidential and Proprietary Information.
          Detrimental Conduct means (i) any conduct that would constitute Cause or (ii) any one of the following: (A) any act or omission by you resulting or intended to result in personal gain at the expense of Bank of America or its Subsidiaries; (B) the improper disclosure by you of proprietary, privileged or confidential information of Bank of America or its Subsidiaries or a client or former client of Bank of America or its Subsidiaries or breach of a fiduciary duty owed to Bank of America or its Subsidiaries or a client or former client of Bank of America or its Subsidiaries; (C) improper conduct by you including, but not limited to, fraud, unethical conduct, falsification of the records of Bank of America or its Subsidiaries, unauthorized removal of property or information of Bank of America or its Subsidiaries, intentional violation or negligent disregard for Bank of America’s or its Subsidiaries’ policies, rules and procedures, insubordination, theft, violent acts or threats of violence, unauthorized possession of controlled substances on the property of Bank of America or its Subsidiaries, conduct causing reputational harm to Bank of America or its Subsidiaries or a client of Bank of America or its Subsidiaries, or the use of the property, facilities or services of Bank of America or its Subsidiaries for unauthorized or illegal purposes; (D) the performance by you of your employment duties in a manner deemed by Bank of America or its Subsidiaries to be grossly negligent; (E) the commission of a criminal act by you, whether or not performed in the workplace, that subjects, or if generally known, would subject Bank of America or its Subsidiaries to public ridicule or embarrassment; or (F) you taking or maintaining trading positions that result in a need to restate financial results in a subsequent reporting period or that result in a significant financial loss to Bank of America or its Subsidiaries during or after the performance year.
          Disability means “disability” as defined from time to time under any long-term disability plan of Bank of America or your employer.
          Fair Market Value means on any date, the closing price of a share of Bank of America common stock as reflected in the report of composite trading of New York Stock Exchange listed securities for that day (or, if no shares were publicly traded on that day, the immediately preceding day that shares were so traded) published in The Wall Street Journal [Eastern Edition] or any other publication selected by Bank of America; provided, however, that if the shares are misquoted by the selected publication(s), Bank of America shall directly solicit the information from officials of the stock exchanges or from other informed independent market sources.
          Subsidiary means any corporation, partnership, joint venture, affiliate or other entity in which Bank of America owns more than eighty percent (80%) of the voting stock or voting ownership interest, as applicable, or any other business entity designated by Bank of America as a Subsidiary for purposes of this Agreement.
IN WITNESS WHEREOF, Bank of America has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.
Brian T. Moynihan
Chief Executive Officer and President